Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Experts” in Registration Statement on Form F-3 and related prospectus of B.O.S Better Online Solutions Ltd. (“BOS”) for the registration of 645,720 of its Ordinary shares and to the incorporation by reference therein of our report dated March 27, 2006, with respect to the consolidated financial statements of BOS included in its Annual Report on Form 20-F/A, for the year ended December 31, 2005, filed with the Securities and Exchange Commission on September 7, 2006.

Tel Aviv, Israel September 7, 2006	/s/ Kost Forer Gabbay & Kasierer —————————————— Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global